Exhibit 10.28

December 8, 2015

Carrie Ask

Dear Carrie,

I am delighted to confirm our offer of employment to join Levi Strauss & Co. (LS&Co.) as Executive Vice President & President, Global Retail Strategy & Operations, reporting to me. The details of our offer are as follows:

Start Date
Your start date is anticipated to be February 1, 2016.

Salary
Your starting annual salary will be $500,000.

Initial Bonus
You will receive a one-time contingent bonus of $750,000 (less applicable taxes) paid within 30 days of your Start Date. The bonus is offered in anticipation of the contributions you will make to our business over time. Your entitlement to retain the full amount of the initial bonus is contingent on the following terms and conditions:

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In the event that you resign your employment or you are terminated For Cause at any time before completing at least twelve (12) months of employment, you will be required to repay 100% of this bonus or $750,000. In the event that you resign or are terminated For Cause after completing twelve (12) months of employment but before completing twenty-four (24) months of employment, you will be required to pay back 50% or $375,000 of this bonus. Any repayment will be due within ninety (90) days of your last day of employment.

We will provide you with our standard Initial Bonus Acknowledgment and Payback Agreement. Please sign and return the Payback Agreement.
Annual Incentive Plan
Your target participation in the Annual Incentive Program (AIP) is 70% of your base salary, with a 2016 target value of $350,000. Bonus payments will be prorated based on Start Date. Depending on financial and individual performance results, your actual bonus, if any, may be higher or lower and can reach a maximum of 140%. Bonuses for fiscal 2016 are scheduled for payment in February 2017 and you must be employed by LS&Co. on the payment date. LS&Co. has the right to modify the program at any time. Management discretion can be used to modify the final award amount. Bonus payments are subject to supplemental income tax withholding.
Long-Term Incentives
Your offer includes long-term incentive award(s), which give you the opportunity to share in LS&Co.’s success over time. Subject to Board approval in February 2016 and the provisions of the LS&Co.’s equity incentive plan for fiscal 2016, you will receive an initial grant of Stock Appreciation Rights (SARs) with a grant date target value of $1,000,000. The strike price will be equal to the fair market value of LS&Co. stock as determined by a third party valuation firm and approved by the Board of Directors in February 2016. 60% of the total award will vest 25% after the first year and monthly thereafter for years two through four. Subject to achievement of performance goals, the remaining 40% of the award will vest 100% after the end of year three. In any event, you must be employed on the vesting dates.

You may also be eligible for additional long-term incentives in effect during your employment with LS&Co. The Company has the right to modify the program at any time including, but not limited to the target grant value.

Benefits
Our offer also includes participation in our flexible benefits program. There are a number of benefit options available to you in the areas of health care and life insurance, as well as our long-term savings programs which provide important tax advantages for your savings.

You are eligible to participate in the executive perquisite programs associated with a position at your level that includes reserved parking, Executive Medical Exams for you and your spouse, and a cash allowance of $15,000 (paid 50% January and June). You will receive your first payment of $7,500 in June 2016.

You are eligible to accrue three (3) weeks of TOPP (Time Off with Pay Program) during your first year of employment. In addition to the three weeks of TOPP pay that you will normally accrue during your first year of employment, you will be granted one (1) additional week of TOPP. These hours will be banked in full, without accrual, and will be available for you to use immediately upon hire.

Relocation
You are eligible to receive relocation benefits to facilitate your move to the San Francisco area. A Relocation Manager at TheMIGroup will contact you to provide information about your benefits and explain Levi Strauss & Co. relocation process and the level of service that we provide. During your relocation, it will be necessary for you to be in contact with a variety of external service providers who will assist you with your move. If there are questions that arise during the process, you may reach out to your Relocation Manager.

In the event that you separate from the company for any reason other than layoff before completing 12 months of employment, you will be required to repay all or part of the company financed relocation assistance you received. Any such repayment may be deducted in whole or in part from any final payments due to you. A Relocation Payback Agreement is attached and must be signed and returned to the Company before any relocation benefits are delivered.

Questions about relocation may be directed to TheMIGroup at 1-800-360-6473.

Worldwide Code of Business Conduct
LS&Co.'s Worldwide Code of Business Conduct (WCOBC) sets out basic principles to guide all employees of the Company on how LS&Co. conducts business, while at the same time provides helpful guideposts for behavior while on the job.  Compliance with the WCOBC is a fundamental condition of employment, and employees are required to sign a Statement of Commitment agreeing to abide by the principles set forth in the document.  LS&Co.'s WCOBC is available for review on our website at http://www.levistrauss.com/careers/culture.

Non-Solicitation of Employees
In order to protect Confidential Information (as defined in the enclosed “Employee Invention and Confidentiality Agreement”), you agree that so long as you are employed by LS&Co., and for a period of one year thereafter, you will not directly or indirectly, on behalf of yourself, any other person or entity, solicit, call upon, recruit, or attempt to solicit any of LS&Co.’s employees or in any way encourage any LS&Co. employee to leave their employment with LS&Co. You further agree that you will not directly or indirectly, on behalf of yourself, any other person or entity, interfere or attempt to interfere with LS&Co.’s relationship with any person who at any time was an employee, consultant, customer or vendor or otherwise has or had a business relationship with LS&Co.

Non-Disparagement
You agree now, and after your employment with the LS&Co. terminates not to, directly or indirectly, disparage LS&Co., its business activities, or any of its directors, managers, officers, employees, affiliates, agents or representatives to any person or entity.

Other
Prior to your Start Date you will receive an email from Workday, LS&Co.’s HR system of record, sent to your personal email address that will provide important onboarding information. Please follow the instructions carefully and complete all of the required forms at least 24 hours before your Start Date - many of the forms may be completed online via Workday.

On your first day, please bring any completed forms that were not submitted via Workday and your identification and proof of authorization to work in the United States. A complete list of appropriate documentation is enclosed in the onboarding materials. The list includes items such as a driver’s license and Social Security card, or a U.S. passport. Please review the list carefully. If you have questions about documentation, contact Michelle Williamson. Your employment is specifically conditioned upon you providing this information within 72 hours of your Start Date.

During your first week, a Human Resources representative will contact you to schedule the New Employee Welcome (NEW!) Orientation. The orientation gives new employees the opportunity to learn and ask questions about the policies, history, and benefit programs at LS&Co.

At-Will Employment
LS&Co. expects your association with the company will be mutually beneficial. Nonetheless, LS&Co. is an “at-will employer,” which means you or LS&Co. can terminate your employment at LS&Co. at any time with or without cause, and with or without notice. Only the President & CEO or Senior Vice President & CHRO can authorize an employment agreement to the contrary and then such employment agreement must be in writing.

Please note that except for those agreements or plans referenced in this letter and attachments, this letter contains the entire understanding of the parties with respect to this offer of employment and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) with respect to this offer of employment. Please review and sign this letter and the attached Employee Invention and Confidentiality Agreement. We must receive your signed letter and Agreement before or on your first day of employment. You may keep one original for your personal records. This offer is valid only until December 9, 2015 and may be withdrawn at any time prior to your acceptance.

Carrie, we are very excited about you joining the company. We are confident that you will make a valuable contribution to LS&Co.’s business.

Sincerely,

Chip Bergh
President & CEO

Signed:

Carrie Ask                    Date

Attached:
Employee Invention and Confidentiality Agreement
Initial Bonus Acknowledgment and Payback Agreement